Exhibit 99.(e)(4)

AMENDMENT TO THE

AMENDED AND RESTATED DISTRIBTUION AGREEMENT

Pacific Select Fund (the “Trust”) and Pacific Select Distributors, LLC (“PSD” or the “Distributor”) have entered into the Amended and Restated Distribution Agreement effective May 1, 2007, as amended (the “Agreement”). The Trust and the Distributor now wish to amend the Agreement by entering into this amendment to the Agreement (the “Amendment”) effective January 1, 2025. All terms not defined herein are as defined in the Agreement.

WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Trust and the Distributor agree that the Agreement is hereby amended as follows:

1.	This Amendment supersedes the amendment to the Agreement dated April 29, 2016 relating to the adoption of a Class D Distribution and Service Plan in accordance with Rule 12b-1 of the 1940 Act.

2.	Except as amended in this Amendment, the terms and conditions of the agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Amended and Restated Distribution Agreement to be executed by their respective officers.

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa

Name: Howard T. Hirakawa

Title: Senior Vice President

PACIFIC SELECT DISTRIBUTORS, LLC

By: /s/ Barbara A. Dare

Name: Barbara A. Dare

Title: Chief Executive Officer